                                                                  Exhibit 99(a)
US Contacts:
AsiaInfo Holdings, Inc.
ir@asiainfo.com
408-970-0080

China Contacts:
AsiaInfo Technologies (China), Inc.
Lesley Zhang
zhangyan2@asiainfo.com
8610-6250-1658 ext. 6036

Jessica Barist Cohen
Ogilvy Public Relations Worldwide
jessica.cohen@ogilvy.com
86-21-6218-3009 ext. 238

                     AsiaInfo Reports Second Quarter Results

BEIJING/SANTA CLARA, Calif. - July 22, 2003 - AsiaInfo Holdings, Inc. (Nasdaq:
ASIA), a leading provider of telecom network and software solutions in China, today announced second quarter results for the period ended June 30, 2003.

As consistent with the company's revised guidance announced in mid-June, second quarter revenues were lower than originally anticipated, having been impacted by the SARS outbreak. Second quarter net revenue (total revenue net of hardware costs) was US$12.8 million, which is approximately flat with the previous quarter and a 35 percent decrease over the same period a year ago.

Net revenue for the company's Communications Solutions (CS) business unit was US$7.1 million, a 6 percent increase over the first quarter, and a 26 percent decrease over the second quarter of the previous year. The company's Operation Support System solutions (OSS) business unit had net revenue of US$5.7 million for the second quarter, a 6 percent decrease from the previous quarter and a 44 percent decrease from the same period a year ago. (N.B. Please note that due to the change made in the company's reporting structure last quarter, year-ago revenues are being reported on a like basis.)

The company's net revenue backlog reached US$44.7 million, an 8 percent increase over the previous quarter's US$41.3 million, and almost flat with the same period a year ago.

Gross revenue (which includes hardware costs) for the quarter was US$26.9 million, a 12 percent decrease over the previous quarter and a 26 percent decrease over the same period in 2002. Gross profit was US$7.2 million, relatively flat with the previous quarter and a 45 percent decrease over the second quarter of 2002.

Sales and Marketing expenses increased by 17 percent over the typically slower first quarter, and decreased by 39 percent compared to the same period a year ago. General and Administrative expenses increased by 28 percent over the previous quarter and by about 100 percent compared to the same period in the previous year. The year-over-year increase is due largely to the collection of bad debt in the amount of US$1.0 million which took place in the second quarter last year and drove the G&A expenses down to atypical levels for the period. The company continued its ongoing investment in Research and Development, which grew by 5 percent over the 2003 first quarter and 14 percent over the same period a year ago.

Total operating expenses for the second quarter were US$8.6 million, a 15 percent increase when compared to last quarter, excluding that quarter's one-time, non-cash impairment charge relating to goodwill and acquired intangible assets, and a 6 percent decrease compared to the same period a year ago. The company had a loss of operations for the second quarter of US$1.4 million, compared to last quarter's operating income of US$12 thousand, before the same one time charge, and operating income of US$3.8 million for the same period in the previous year.

The company announced a net loss of US$1.1 million, or negative US$0.02 per basic share. This compares to last quarter's net income of $1.2 million, excluding the one time impairment charge, and net income of US$3.6 million for the same period a year ago.

The company generated a negative operating cash flow of US$9.8 million for the quarter, largely due to delayed cash collections resulting from the SARS outbreak.

Xingsheng Zhang, AsiaInfo's President and Chief Executive Officer, said, "While our second quarter revenues are lower than initially expected due to the SARS outbreak, the company continues to take advantage of improving market conditions, as evidenced by our second quarter backlog.

"As carriers continue to focus on delivering best customer services and improving profitability, we believe that our established strengths in customer reach, technology advancement and management efficiency will further enable us to capture the market opportunities. Specifically, our increased cooperation with other suppliers, as well as our deepened relationships with our customers, will enable us to further move up along the industry value chain, thus contributing to both our business growth and our profitability. Our recently announced partnerships with Ericsson and Frost & Sullivan, for example, speak to these type of expanded relationships and growth opportunities."

Mr. Zhang continued, "I would also like to take this opportunity to thank all of AsiaInfo's employees for their hard work and diligence during the past quarter. Despite the sometime difficult conditions caused by the SARS outbreak, they displayed an unwavering commitment to the highest level of service and quality, and I am grateful to their continued support and dedication to the company."

New Contract Wins

Despite the effects of the SARS outbreak, AsiaInfo signed a number of contracts during the second quarter, particularly in the areas of customer care and CRM, BOSS, and SMS-related products.

    . An AIISMG (Internet Short Messaging Gateway) software solution contract with China Mobile;
    . A contract to provide Jiangsu Unicom, a major China Unicom subsidiary, with a convergent customer care and billing system;
    . Contracts with Chongqing Mobile, Jiangxi Mobile and Jilin Mobile to provide analytical Customer Relationship Management (CRM) software solution;
    .  A contract to upgrade Sichuan Mobile's original CRM system;
    . Multiple BOSS consolidation contracts with seven China Mobile subsidiaries, including Shanghai Mobile, Gansu Mobil, Tibet Mobile, Jiangxi Mobile, Guizhou Mobile, Zhejiang Mobile and Inner Mongolia Mobile;
    . A contract with Liaoning Mobile to provide them with an analytical CRM software solution;
    .  A contract to upgrade China Unicom's UniNet-based email system;
    . Two contracts with Henan Unicom and Hubei Unicom to support the third phase of their provincial UniNet construction;
    . A contract to upgrade Shanghai Mobile's Internet Short Message Gateway. . A contract to provide China Netcom with convergent billing software solution for its BOSS network.

New Partnership

During the second quarter, AsiaInfo announced a Memorandum of Understanding with Ericsson (China) that formalizes a relationship for deepened strategic cooperation with AsiaInfo and expanded opportunities for future collaboration.

Business Outlook

The following outlook statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

AsiaInfo expects third quarter 2003 net revenue to be US$14 to 15 million. Earnings per basic share is expected to be between US$0.01 to 0.02. At this point in time it is still too early to comment on previously provided annual guidance, but the company will do so when a clearer picture of third quarter sales order booking emerges.

                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         Excluding Impairment of Goodwill and Acquired Intangible Assets
                          (Amounts in thousands of US$)

                                                    2003           2002             2003          2002
                                                    Three Months Ended Jun 30       Six Months Ended Jun 30
Revenues:
  Communications solutions                                 17,095        15,256           40,222         32,550
  Operation support system solutions                        9,809        21,303           17,355         32,546
Total revenues                                             26,904        36,559           57,577         65,096

Cost of revenues:

  Communications solutions                                 12,276         9,188           31,014         21,304
  Operation support system solutions                        7,426        14,334           11,857         19,467
Total cost of revenues                                     19,702        23,522           42,871         40,771

Gross profit                                                7,202        13,037           14,706         24,325

Operating expenses:

  Sales and marketing                                       2,930         4,809            5,444          8,377
  General and administrative                                2,966         1,472            5,283          5,017
  Research and development                                  2,666         2,345            5,211          4,609
  Amortization of deferred stock compensation                  37            97              106            250
  In Process research and development                           0             0                0            350
  Amortization of intangible assets                            40           477               87            795
Total operating expenses                                    8,639         9,200           16,131         19,398

(Loss) income from operations                              (1,437)        3,837           (1,425)         4,927

Other income (expenses):

  Interest income                                             366           500              820          1,233
  Interest expense                                             (1)          -30               (2)           (74)
  Other income (expenses),net                                 (31)           37              (31)            38
Total other income (expenses),net                             334           507              787          1,197

Income before income taxes, minority interests             (1,103)        4,344             (638)         6,124
and equity in loss of affiliate
  Income tax expense                                         (134)          529             (958)           796
  Minority interests                                          (12)          -45              (12)           (10)
  Equity in loss of affiliate                                 (72)         -154             (187)          (281)

Net (loss) income                                          (1,053)        3,616              121          5,037
Net (loss) income per share
  Basic                                                     (0.02)         0.08            (0.00)          0.12
  Diluted                                                   (0.02)         0.08            (0.00)          0.11
Shares used in computing per share amounts
  Basic                                                44,261,401    43,629,646       44,234,013     43,040,879
  Diluted                                              44,261,401    46,554,057       46,444,073     46,230,056

Segment information

  CS revenue net of hardware cost                           7,101         9,603           13,782         18,776
  OSS revenue net of hardware cost                          5,655        10,009           11,692         17,910
  Consolidated revenues net of hardware cost               12,756        19,612           25,474         36,686
  Consolidated cost of sales net of hardware cost           5,554         6,575           10,768         12,361
  Consolidated gross profit                                 7,202        13,037           14,706         24,325

                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Amounts in thousands of US$)

                                                            2003          2002              2003         2002
                                                      Three Months Ended Jun 30        Six Months Ended Jun 30
Revenues:
  Communications solutions                                  17,095       15,256            40,222       32,550
  Operation support system solutions                         9,809       21,303            17,355       32,546
Total revenues                                              26,904       36,559            57,577       65,096

Cost of revenues:
  Communications solutions                                  12,276        9,188            31,014       21,304
  Operation support system solutions                         7,426       14,334            11,857       19,467
Total cost of revenues                                      19,702       23,522            42,871       40,771

Gross profit                                                 7,202       13,037            14,706       24,325

Operating expenses:
  Sales and marketing                                        2,930        4,809             5,444        8,377
  General and administrative                                 2,966        1,472             5,283        5,017
  Research and development                                   2,666        2,345             5,211        4,609
  Amortization of deferred stock compensation                   37           97               106          250
   In Process research and development                           0            0                 0          350
   Amortization of intangible assets                            40          477                87          795
  Impairment of goodwill and acquired intangible                 0            0            30,221            0
asstets

  Total operating expenses                                   8,639        9,200            46,352       19,398


(Loss) income from operations                               -1,437        3,837           -31,646        4,927


Other income (expenses):
  Interest income                                              366          500               820        1,233
  Interest expense                                              -1          -30                -2          -74
  Other income (expenses),net                                  -31           37               -31           38
 Total other income (expenses), net                            334          507               787        1,197


Income before income taxes, minority interests and          -1,103        4,344           -30,859        6,124
equity in loss of affiliate

  Income tax expense                                          -134          529              -958          796
  Minority interests                                           -12          -45               -12          -10
  Equity in loss of affiliate                                  -72         -154              -187         -281


Net (loss) income                                           -1,053        3,616           -30,100        5,037

Net (loss) income per share
  Basic                                                      -0.02         0.08             -0.68         0.12
  Diluted                                                    -0.02         0.08             -0.68         0.11

Shares used in computing per share amounts
  Basic                                                 44,261,401   43,629,646        44,234,013   43,040,879
  Diluted                                               44,261,401   46,554,057        44,234,013   46,230,056

Segment information
CS revenue net of hardware cost                              7,101        9,603            13,782       18,776
OSS revenue net of hardware cost                             5,655       10,009            11,692       17,910
Consolidated revenues net of hardware cost                  12,756       19,612            25,474       36,686
Consolidated cost of sales net of hardware cost              5,554        6,575            10,768       12,361
Consolidated gross margin                                    7,202       13,037            14,706       24,325

----------------------------------------------------------------------------------------------------------------
                             ASIAINFO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Amounts In US$)

----------------------------------------------------------------------------------------------------------------
                                                                        Jun 30,2003              Dec 31,2002
----------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------
Current Assets
----------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                              103,818,959              115,152,694
----------------------------------------------------------------------------------------------------------------
  Restricted cash                                                         16,055,151               14,457,903
----------------------------------------------------------------------------------------------------------------
  Short term investments                                                  11,307,255               11,260,429
----------------------------------------------------------------------------------------------------------------
  Notes receivable                                                         2,196,002                   63,631
----------------------------------------------------------------------------------------------------------------
  Accounts receivable, trade (net of allowance for
  doubtful accounts of 1,133,351, and 2,271,590, at Dec
  31, 2002, and Jun 30, 2003 respectively)                                70,037,135               49,373,454
----------------------------------------------------------------------------------------------------------------
  Inventories                                                              4,709,641               10,934,289
----------------------------------------------------------------------------------------------------------------
  Other current assets                                                    12,847,533               13,851,978
----------------------------------------------------------------------------------------------------------------
Total current assets                                                     220,971,676              215,094,378
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Property, plant, and equipment-net                                         3,206,349                4,045,923
----------------------------------------------------------------------------------------------------------------
Investment in affiliate                                                    2,621,603                2,807,756
----------------------------------------------------------------------------------------------------------------
Other assets                                                              11,462,660               41,481,895
----------------------------------------------------------------------------------------------------------------
Total assets                                                             238,262,288              263,429,952
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------
Current Liabilities
----------------------------------------------------------------------------------------------------------------
  Short-term bank loans                                                       60,405                   60,406
----------------------------------------------------------------------------------------------------------------
  Notes payable                                                            2,907,036                2,447,144
----------------------------------------------------------------------------------------------------------------
  Accounts payable                                                        26,855,039               19,261,283
----------------------------------------------------------------------------------------------------------------
  Accrued employee benefit                                                 5,523,514                5,082,550
----------------------------------------------------------------------------------------------------------------
  Deferred revenue                                                         6,898,279                5,055,831
----------------------------------------------------------------------------------------------------------------
  Income taxes payable                                                       885,450                2,760,486
----------------------------------------------------------------------------------------------------------------
  Other taxes payable                                                      1,371,138                2,578,606
----------------------------------------------------------------------------------------------------------------
  Other current liabilities                                               13,189,474               15,708,509
----------------------------------------------------------------------------------------------------------------
Total current liabilities                                                 57,690,335               52,954,815
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Total liabilities                                                         57,690,335               52,954,815
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Minority interests                                                                 0                  317,319
----------------------------------------------------------------------------------------------------------------
Stockholder's equity:
----------------------------------------------------------------------------------------------------------------
  Common stock, 100,000,000 shares authorized; 0.01 par
  value, shares issued and outstanding: Dec 31,2002
  44,193,474; Jun 30,2003 44,265,446                                         442,654                  441,935
----------------------------------------------------------------------------------------------------------------
  Additional paid-in capital                                             201,061,220              200,649,428
----------------------------------------------------------------------------------------------------------------
  Deferred stock compensation                                                      0                 (105,628)
----------------------------------------------------------------------------------------------------------------
  Retained earnings (accumulated deficit)                                (20,990,221)               9,109,903
----------------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive income (loss)                               58,300                   62,180
----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                               180,571,953              210,157,818
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                               238,262,288              263,429,952
----------------------------------------------------------------------------------------------------------------

Second Quarter Conference Call

AsiaInfo will host a conference call to discuss second quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: July 23, 2003 at 8:00am). The management team will discuss quarterly results and highlights, and answer any questions. The dial-in number for the call is 973-582-2732. A replay will be available by dialing 877-519-4471 for US callers or 973-341-3080 for international callers with a personal identification number
(PIN) of 4020330 between 7:00pm Pacific Time on July 22, 2003 and 7:00pm Pacific Time on July 29, 2003. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at the address shown below.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of telecom network and software solutions in China. The company provides high-quality software and solutions to China's telecom carriers, meeting the demanding needs of a fast-growing industry. AsiaInfo's products and services cover network infrastructure services including design, implementation, operation and optimization, customer management and billing solutions; decision support systems; and service applications encompassing messaging, broadband, wireless and other advanced applications.

Organized as a Delaware corporation, AsiaInfo has constructed national backbones and provincial access networks for all of China's major national telecom carriers since 1995, including China Telecom, China Mobile, China Unicom and China Netcom. Since 2000, the company has successfully shifted its focus from Internet infrastructure construction to the provision of a full suite of telecom software solutions.

For more information about AsiaInfo, please visit http:/www.asiainfo.com.

This release contains projections and other forward-looking statements regarding future events and the future financial performance of AsiaInfo that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by AsiaInfo with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in AsiaInfo's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Any projections in this release are based on limited information currently available to AsiaInfo, which is subject to change.

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